EXHIBIT 5.1
                                 April __, 1998


Board of Directors
Coach USA
One Riverway - Suite 500
Houston, Texas 77056

Gentlemen:

            I have acted as general counsel of Coach USA, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to an aggregate of 2,600,000 shares of the Company's common stock, $.01 par value (the "Common Stock") being offered by the Company and (ii) up to an aggregate of 2,000,000 shares of Common Stock being offered by the selling stockholders (the "Selling Stockholders") referred to in the Registration Statement. All of the shares of Common Stock offered by the Company and the Selling Stockholders are collectively referred to herein as the "Shares." This opinion also relates to any registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Act.

            In connection herewith, I have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as I have deemed necessary as a basis for the opinion hereafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. I have also relied, to the extent I deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion. I have not independently verified any factual matter relating to this opinion.

            Based on the foregoing and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

            (i) the Shares to be sold by the Company have been duly authorized and when issued and delivered by the Company against payment therefor as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

            (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

            I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. By giving such consent, I do not admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder. This opinion may be incorporated by reference in a registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Act, in which case the opinion expressed herein will apply to the additional shares registered thereunder.

                                       Very truly yours,